Exhibit (a)(1)(c)
Offer to Purchase for Cash
by
Good Falkirk (MI) Limited,
an indirect wholly-owned subsidiary of Taylor Maritime Investments Limited, of
all of the issued ordinary shares, other than shares held by
Good Falkirk (MI) Limited and shares held in treasury,
in the capital of
GRINDROD SHIPPING HOLDINGS LTD.
at
$21.00 Per share
to be paid in conjunction with a Special Dividend from such Company of $5.00 per share representing an aggregate Transaction Value to Company shareholders of $26.00 per share
THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., NEW YORK TIME ON NOVEMBER 28, 2022, UNLESS THE OFFER IS EXTENDED.
To Brokers, Dealers, Trust Companies, Depository Trust Company Participants, Central Securities Depository Participants, Banks or Other Nominees:
Good Falkirk (MI) Limited (“Offeror”), a Republic of Marshall Islands company and indirect wholly owned subsidiary of Taylor Maritime Investments Limited, a Guernsey company limited by shares with a listing on the premium segment of the Official List of the London Stock Exchange (“TMI”), is offering to purchase all of the issued ordinary shares (the “Shares”), other than Shares held by Offeror and Shares held in treasury, in the capital of Grindrod Shipping Holdings Ltd., a Singapore public company (the “Company”), at a price of $21.00 per Share (the “Offer Price”), payable to the holder thereof in cash, without interest thereon, to be paid in conjunction with a special dividend from the Company of $5.00 per Share (the “Special Dividend”), representing an aggregate transaction value to Company shareholders of $26.00 per Share (the “Transaction Value”), less any required withholding tax, all upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, as they may be amended from time to time (the “Offer”).
Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares that are registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:
1.	The Offer to Purchase, dated October 28, 2022;
2.	The Letter of Transmittal, including IRS Form W-9 relating to backup federal income tax withholding, for your use and for the information of your clients;
3.
A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on IRS Form W-9 providing information relating to U.S. backup federal income tax withholding.
We urge you to contact your clients as promptly as possible. Please note that the Offer is scheduled to expire on November 28, 2022 at 11:59 p.m., New York time, unless the Offer is extended. If, as of the expiration time, all Offer conditions have been satisfied, Offeror shall irrevocably accept for payment all Shares that have been validly tendered and not withdrawn. Immediately following such acceptance time, Offeror will provide for a subsequent offering period during which Company shareholders who have not previously validly tendered their Shares may do so. The subsequent offering period will last at least fifteen (15) Business Days (as defined in the Offer to Purchase). No withdrawal rights shall apply during the subsequent offering period.
Shareholders may withdraw tendered Shares at any time prior to the expiration time of the initial offer period at 11:59 p.m. New York time on November 28, 2022. Offeror may extend the expiration time of the Offer, and, if Offeror does so, Company shareholders will be able to continue to tender their Shares and to withdraw such tendered Shares during such extension. However, prior to the new expiration time, the new initial offer period to such date, and shareholders’ withdrawal rights, will terminate immediately when all conditions to the Offer are satisfied, as further described in ““THE OFFER – Section 4. Withdrawal Rights” and “RULINGS AND RELIEF GRANTED BY
VOLUNTARY CORPORATE ACTIONS, COY: GSH

THE SEC AND THE SIC,” of the Offer to Purchase. In the case of any such early termination, Offeror will make an announcement through a press release, a filing on EDGAR and an announcement on the SENS electronic platform of the Main Board of the Johannesburg Stock Exchange (the “JSE”).
There is no financing condition to the Offer. However, the Offer is subject to the satisfaction or waiver of various other conditions described in “THE OFFER – Section 11. Conditions of the Offer,” of the Offer to Purchase.
The Offer is being made pursuant to the Transaction Implementation Agreement, dated as of October 11, 2022, by and among the Company, TMI and Offeror (the “Implementation Agreement”). In connection with entering into the Implementation Agreement, each of Grindrod Investments Proprietary Limited (“Grindrod Investments”) (which holds 1,922,740 Shares, representing 10.12% of all the Shares as of October 12, 2022) and Michael Hankinson (who holds 16,423 Shares (excluding 4,166 Company Forfeitable Shares (as defined in the Offer to Purchase) held by him), representing 0.09% of all the Shares as of October 12, 2022) (each, a “Tender and Support Party”) has executed a tender and support agreement with TMI and Offeror (collectively the “Tender and Support Agreements”), under which each Tender and Support Party has agreed to accept the Offer in respect of, and tender their Shares into the Offer at or prior to the expiration time of the Offer, in the aggregate, 1,939,163 Shares, representing, in the aggregate, 10.21% of the total Shares outstanding as of October 12, 2022.
In order for Shares to be validly tendered into the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and either (A) the share certificates evidencing tendered Shares must be received by the Depositary at such address (unless such Shares are currently held by the registered holder thereof in uncertificated form, in which case the deliveries set forth in this clause (A) will not be required) or (B) the Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation (as defined in the Offer to Purchase) must be received by the Depositary, in each case prior to 11:59 p.m., New York time, on November 28, 2022, unless the Offer is extended.
South African exchange control permissions were granted to the Company in respect of the listing of the Company, outside of South Africa, on the Nasdaq Global Select Market (“NASDAQ”) and a further approval was received by the Company from the South African Reserve Bank in respect of such exchange control permissions in the context of the Offer. In accordance with such approval, Company shareholders holding their Shares on the JSE will receive the Offer Price of $21.00 per Share, and the Special Dividend of $5.00 per Share, in the equivalent amount of South African Rand. For further details please see “THE OFFER – Section 1. Terms of the Offer”‘; “THE OFFER – Section 3. Tender Procedures — Settlement of the Consideration”; “THE OFFER – Section 7. Price Range of Shares; Dividends,” of the Offer to Purchase.
Offeror will not pay any fees or commissions to any broker or dealer or any other person (other than Georgeson, LLC (the “Information Agent”)) for soliciting tenders of Shares pursuant to the Offer. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws. Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.
Any inquiries you may have with respect to the Offer should be addressed to, and telephone numbers set forth on the back cover of the Offer to Purchase.
Very truly yours,
Good Falkirk (MI) Limited
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU THE AGENT OF OFFEROR, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.
VOLUNTARY CORPORATE ACTIONS, COY: GSH